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                                                                 EXHIBIT (h)(ii)

                                                                   FINAL VERSION

                         ADMINISTRATION, BOOKEEPING AND
                           PRICING SERVICES AGREEMENT

      AGREEMENT made this 3rd day of November 2003, between Bridgeway Fund, Inc. a Maryland corporation (the "Fund"), and ALPS Mutual Funds Services, Inc., a Colorado corporation ("ALPS").

      WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), as amended, presently consisting of eleven Portfolios, four of which are listed in Appendix A attached hereto and made subject to this Agreement; the investment portfolios and any additional investment portfolios that may be established by the Fund and made subject to this Agreement are referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

      WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

      WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund and its Portfolios, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

      1.    ALPS Appointment and Duties.

      (a) The Fund hereby appoints ALPS to provide to each of the Portfolios the administrative, bookkeeping and pricing services as are set forth in Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

      (b) ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

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      2.    ALPS Compensation; Expenses.

      (a) In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.

      (b) ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund's adviser, including, but not limited to, transfer agency and custodial expenses; taxes; interest; Fund directors' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund directors; printing and mailing shareholder reports, prospectuses, statements of additional information, supplements, and proxy materials; acquisition of daily securities prices and expenses in connection with electronic filings with the Securities and Exchange Commission (the "SEC").

      3.    Right to Receive Advice.

      (a) Advice of the Fund. If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice from the Fund.

      (b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.

      (c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

      (d) Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

      4.    Liability of ALPS.

      (a) ALPS may rely upon the written advice of counsel for the Fund and the Fund's independent accountants, and upon oral or written statements of the Fund's investment adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

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      (b)   Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

      (c) Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, Directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund or its adviser.

      (d) ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. ALPS shall be liable for actual damages arising out of ALPS' failure to perform its duties under this Agreement to the extent such damages arise out of ALPS' willful misfeasance, bad faith, negligence or reckless disregard of such duties.

      (e) ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      5. Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

      6. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

      7. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund shall have access to such accounts and records at all times during ALPS' normal business

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hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund's expense. ALPS shall assist the Fund, the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

      8. Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

      9. Compliance with Rules and Regulations. ALPS shall comply -- and to the extent ALPS takes or is required to take action on behalf of the Fund or its Portfolios hereunder shall cause the Fund and its Portfolios to comply -- with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund or any of its Portfolios of which ALPS has knowledge. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund or any Portfolio.

      10. Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

      (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

      (b) It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

      (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

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      (e)   It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Fund and its Portfolios in the amount of at least $1,000,000, and will provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect.

            Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

      (a) It is a corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end investment company.

      (b) It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

      (c) The Board of Directors has duly authorized it to enter into and perform this Agreement.

      (d) It has provided ALPS with copies of its Prospectus(es) and Statement(s) of Additional Information and will provide ALPS with any amendments or supplements thereto.

      11. Liaison with Accountants. ALPS shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to each Portfolio. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS' control is made available to such accountants for the expression of their opinion, as required by the Fund.

      12. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by ALPS' own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

      13.   Duration and Termination of this Agreement.

      (a) Initial Term. This Agreement shall become effective as of the date first written above (the "Start Date") and shall continue thereafter throughout the period which ends 3 years after the Start Date (the "Initial Term"). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days' written notice or for cause pursuant to Section 13(c) hereof. If the Fund

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      terminates this Agreement unilaterally without cause prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay to ALPS, as liquidated damages for such default, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the "Default Payment"):

            The parties agree that the Default Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

      (b) Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by the Fund or by ALPS, without penalty, upon not less than 90 days' written notice to the other party.

      (c) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment or other liquidated damages. Termination for "cause" hereunder shall mean:

            (i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

            (ii) regulatory, administrative, or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated - or has caused the Fund or any of its Portfolios to violate - any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund or any of its Portfolios of which ALPS had knowledge;

            (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

            (iv) failure by ALPS to keep in effect professional liability insurance satisfactory to the Fund directors naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Fund and its Portfolios in the amount of at least $1,000,000, and to provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect; or

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            (v)   any other circumstance which, in the reasonable judgment of the Fund directors, including a majority of the directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, materially impairs ALPS' ability to perform its obligations and duties hereunder.

      (d) Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for "cause") all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

      14. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

      15. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

      16. Names; Series Fund. The obligations of the "Fund" entered into in the name or on behalf thereof by any director, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund. ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to a particular Portfolio shall be enforceable against the assets and property of such Portfolio only, and not against the assets or property of any other Portfolio of the Fund.

      17. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

      18. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

                                          To ALPS:

                                          ALPS Mutual Funds Services, Inc.
                                          1625 Broadway, Suite 2200
                                          Denver, Colorado  80202
                                          Attn: General Counsel
                                          Fax: (303) 623-7850

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

                                          To the Fund:

                                          Bridgeway Fund, Inc.
                                          5615 Kirby Drive, Suite 518
                                          Houston, Texas 77005-2448
                                          Attn: President
                                          Fax: (713) 807-8071

      19. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      20. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

      21. Additional Portfolios. If the Fund establishes one or more additional portfolios with respect to which it wishes to retain ALPS to provide administrative, bookkeeping and pricing services hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Fund in writing, whereupon such series will become a "Portfolio" as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent that such provisions are modified with respect to such new Portfolio in writing by the Fund and ALPS.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     BRIDGEWAY FUND, INC.

                                     By:    /s/ John Montgmery
                                         ---------------------------------------
                                         Name:
                                         Title:

                                     ALPS MUTUAL FUNDS SERVICES, INC.

                                     By:    /s/ Jeremy May
                                         ---------------------------------------
                                         Name:
                                         Title:

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                                   APPENDIX A

Bridgeway Large Cap Value Fund
Bridgeway Large Cap Growth Fund
Bridgeway Small Cap Value Fund
Bridgeway Small Cap Growth Fund

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                                   APPENDIX B

                                    SERVICES

ADMINISTRATIVE

- On a monthly basis, assist the Fund in monitoring each Portfolio's compliance with:

      (i) the investment restrictions described in the Fund's registration statement

      (ii)  SEC diversification requirements, as applicable

      (iii) its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

-     Coordinate the preparation and filing with the SEC on behalf of the Fund:

      (i)   Form N-SAR

      (ii)  Form N-CSR

      (iii) Form 24f-2

      ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through
      (iii) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party.

- Provide assistance to the Fund related to quarterly Board of Directors meetings by preparing board reports regarding services provided by ALPS, as requested by the Fund

- Assist the Fund with placement of fidelity bond and errors and omissions insurance policies

- Prepare the Fund's annual and semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, as well as the financial highlights and footnotes to the financial statements.

- Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund's independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

- Monitor the Fund's expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

- Report performance and other portfolio information to outside reporting agencies as directed by the Fund.

- Calculate monthly performance including total return and SEC yield calculations.

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-     Maintain and coordinate the Fund's blue sky registration.

BOOKKEEPING AND PRICING

- Maintain separate accounts for each Portfolio, all as directed from time to time by written instructions from the Fund.

- Compute net asset value for each Class of each Portfolio and, as appropriate, compute yields, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity.

- Obtain security market quotes from independent pricing services, if available, approved by the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund's valuation policies and procedures, and in either case calculate the market value of each Portfolio's investments.

- Timely calculate and transmit to NASDAQ each Portfolio's (and each Class of each Portfolio's) daily net asset value and public offering price (such determinations to be made in accordance with the provisions of the Fund's then-current Prospectuses and Statements of Additional Information relating to the Portfolios, and any applicable resolutions and policies and procedures of the Board of Directors of the Fund) and promptly communicate such values and prices to the Fund and the Fund's transfer agent.

- Maintain and keep current all books and records of the Portfolios as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with ALPS' duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

                  (i)   Cash receipts journal

                  (ii)  Cash disbursements journal

                  (iii) Dividend records

                  (iv) Security purchases, sales and loans - portfolio securities journals

                  (v)   Subscription and redemption journals

                  (vi)  Security ledgers

                  (vii) Broker ledger

                  (viii) General ledger

                  (ix)  Daily expense accruals

                  (x)   Daily income accruals

                  (xi)  Foreign currency journals

                  (xii) Trial balances

                  (xiii) Historical tax lots for each security

-     Reconcile cash and investment balances with the Custodian.

                                      -11-
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-     Provide the Fund with daily Portfolio values, net asset values and other statistical data for each Class of each Portfolio as requested from time to time.

- Compute the net income and capital gains and losses of each Portfolio and calculate income dividend rates in accordance with relevant prospectus policies and resolutions of the Board of Directors of the Fund.

- Assist in the preparation of certain reports (including annual and semi-annual reports, Prospectuses and Statement of Additional Information), audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Fund.

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                                   APPENDIX C

                                      FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at the annual rate of:

-     $47,500 per Portfolio for the first share class in such Portfolio;

- $5,000 per Portfolio for each additional class of shares in such Portfolio; plus

- Out-of-pocket expenses incurred by ALPS on the Fund's behalf, including, but not limited to, securities pricing, Blue Sky state registration fees, and other miscellaneous expenses that may arise.

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